**SIXTH AMENDMENT**
**TO**
**RAYONIER ADVANCED MATERIALS INC. RETIREMENT PLAN**
**(December 31, 2014 Restatement)**

The Rayonier Advanced Materials Inc. Retirement Plan, originally effective as of June 27, 2014, as presently maintained under an amendment and restatement made effective as of December 31, 2014, is hereby amended, effective as of October 18, 2021, in the following respects:

1. Article 7 is amended by adding new Section 7.05 as follows:

**"7.05 Purchase of Group Annuity Buy-out Contract**

(a) Any arrangement with an insurance company shall be established and maintained pursuant to a written contract or policy between the Company and an insurance company qualified to do business in a State, which shall contain such provisions as the Company shall determine, except as otherwise provided in subsection (b) of this Section 7.05.

(b) On or before November 10, 2021, the Company shall purchase an annuity contract pursuant to the following provisions:

(i) The annuity contract shall fully guarantee and pay each retirement allowance earned by a "Designated Member." For purposes of this Section 7.05, a "Designated Member" is a Member whose (A) Annuity Starting Date or Annuity Starting Dates for the Member's entire retirement allowance under the Plan (whether paid to the Member or to his beneficiary, survivor, or an alternate payee) occurred on or before August 1, 2021, (B) retirement allowance is payable for a reason other than incurring a disability (as provided for under certain Appendices), (C) retirement allowance is payable in any form other than the form described in Section 4.06(a)(i)(1), and (D) monthly annuity payment from the Plan is, in the aggregate, $550 or less. Any benefit earned under the Plan by the Designated Member for which the Plan has no liability immediately before the annuity purchase as a result of the Designated Member's death is disregarded. Furthermore, the Senior Director, Global Total Rewards may, on behalf of the Company, make *de minimis* changes to the list of "Designated Members" for administrative purposes, and the final list of Designated Members (or, where applicable, their beneficiaries, survivors, and alternate payees) shall be the list of individuals designated as "Annuitants" and "Contingent Annuitants" (identified by single Payee Unique ID) that is included as an exhibit to the annuity contract that the Plan purchases.

(ii) The annuity contract shall provide for the continued payment of the Designated Members retirement allowance (whether paid to the Designated Member or his beneficiary, survivor or alternate payee), in the same form that was in effect under the Plan immediately before the

annuity purchase, including any beneficiary designation, survivor benefit, and qualified domestic relations order.

(iii) The Annuity Purchase Subcommittee created by Pension and Savings Plan Committee, acting as a Named Fiduciary, shall select an annuity provider and determine the terms of the irrevocable, nonparticipating, single premium, group annuity buy-out contract. A certificate under the annuity contract shall be issued to each such Member, beneficiary, or alternate payee on, or as soon as practicable after, the date of the annuity purchase. The terms of the annuity contract shall provide that the benefits are legally enforceable by the sole choice of the individual against the annuity provider issuing the contract.

(iv) After the annuity purchase described in this Section 7.05, the Plan shall have no further obligation to make any payment with respect to any retirement allowance of a Designated Member, including with respect to any survivor, alternate payee, beneficiary, or other person claiming by or through the Designated Member."

EXECUTED AT Jacksonville, FL, this 1st day of November, 2021.

**Rayonier Advanced Materials Inc.**

By: ______________________

Title: CAO + SVP, HR